Exhibit 10.22
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive directors’ fees of $35,000 per annum, paid quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via telephone. The Chairman of the Board also receives an annual fee of $75,000, paid quarterly. Non-employee directors also are eligible to receive awards under the 2008 Long-Term Incentive Plan (the “2008 Plan”). On May 11, 2010, each non-employee director received a restricted stock unit award under the 2008 Plan for 3,000 shares of the Company’s common stock, par value $.001 per share, which vested immediately upon grant.
     Members of the Audit Committee of the Board of Directors receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone, and members of each of the Compensation Committee, Nominating Committee and Governance Committee receive a fee of $1,000 for each meeting of the respective committee attended in person or by telephone. The Chairman of each of the Audit Committee and Compensation Committee receives an annual fee of $15,000, paid quarterly, and the Chairman of each of the Nominating Committee and Governance Committee receives an annual fee of $5,000, paid quarterly.
     Any director who is an employee of the Company does not receive additional compensation for service as a director of the Company.
     In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.